EQUUS ANNOUNCES PENDING SALE

OF ITS INTEREST IN PALLETONE, INC.

PalletOne Scheduled to be Acquired by UFP Industries Before Year-End

HOUSTON, TX – December 10, 2020 – Equus Total Return, Inc. (NYSE: EQS) (“Equus” or the “Company”) today announced that the Board of Directors of UFP Industries, Inc. (Nasdaq: UFPI) has approved the purchase of 100% of the equity of PalletOne, Inc. for approximately $232 million. The price assumes a cash free, debt free balance sheet. UFP also agreed to pay $18 million for PalletOne’s recent capital expenditures. The transaction is subject to a net working capital adjustment and is expected to close on December 28, 2020 pending customary closing conditions and regulatory approval.

In October 2001, Equus made its initial investment in PalletOne and was one of two institutional funds to finance the creation of PalletOne from certain of the remnants of a former pallet manufacturing conglomerate. PalletOne has since risen to become one of the largest wooden pallet manufacturers in the United States and a major regional supplier of treated wood to retail lumber outlets and home improvement stores in the Southeastern U.S. In recent years, Equus has worked closely with the management team and board of PalletOne to monetize its investment, and today’s announcement is a culmination of these efforts.

“We have appreciated the investment of Equus in PalletOne, and in recent years John Hardy’s advice and assistance as we have worked to achieve an exit for the stockholders,” said Howe Wallace, CEO of PalletOne.

“We have enjoyed working with PalletOne over the years and, in particular, with its management team led by Howe Wallace who has transformed the company into an industry leader in pallet manufacturing and treated wood products,” said John Hardy, CEO of Equus. “We wish them the best as they transition to capitalize on new and exciting opportunities in the industry.”

Forward-Looking Statements

This press release contains certain forward-looking statements regarding possible future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the performance of the Company, including our ability to achieve our expected financial and business objectives, the other risks and uncertainties described herein, as well as those contained in the Company’s filings with the SEC. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statements are material.

Contacts:

Patricia Baronowski
Pristine Advisers, LLC
(631) 756-2486